EXHIBIT 12

Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	2003	2002	2001	2000	1999
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$1,313,199	$1,216,174	$925,886	$1,748,044	$1,310,445
Add interest portion of rental expense	59,455	54,218	45,655	42,063	27,515
Deduct undistributed earnings of equity affiliates	9,356	(20,689)	81,083	(70,467)	(33,540)

Available earnings before cumulative effect of a change in accounting principle	$1,382,010	$1,249,703	$1,052,624	$1,719,640	$1,304,420

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$800,751	$797,071	$353,365	$352,341	$274,599
Weyerhaeuser Real Estate Company and other related subsidiaries	53,215	52,926	68,887	83,556	74,436

Subtotal	853,966	849,997	422,252	435,897	349,035
Less intercompany interest	103	(800)	(924)	(568)	(2,230)

Total interest expense incurred	854,069	849,197	421,328	435,329	346,805
Amortization of debt expense	14,488	24,124	4,642	3,331	3,957
Interest portion of rental expense	59,455	54,218	45,655	42,063	27,515

Total fixed charges	$928,012	$927,539	$471,625	$480,723	$378,277

Ratio of earnings to fixed charges	1.49x	1.35x	2.23x	3.58x	3.45x

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	2003	2002	2001	2000	1999
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$1,232,651	$1,141,706	$854,436	$1,658,343	$1,232,822
Add interest portion of rental expense	55,209	50,748	42,694	39,102	24,973
Deduct undistributed earnings of equity affiliates	2,340	(4,517)	(29,781)	(24,021)	(20,456)
Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and related subsidiaries	(276,665)	(165,911)	(234,648)	(259,449)	(89,885)

Available earnings before cumulative effect of a change in an accounting principle	$1,013,535	$1,022,026	$632,701	$1,413,975	$1,147,454

Fixed charges:
Interest expense incurred	$800,751	$797,071	$353,365	$352,341	$274,599
Amortization of debt expense	14,488	24,124	4,642	3,331	3,957
Interest portion of rental expense	55,209	50,748	42,694	39,102	24,973

Total fixed charges	$870,448	$871,943	$400,701	$394,774	$303,529

Ratio of earnings to fixed charges	1.16x	1.17x	1.58x	3.58x	3.78x